Exhibit 99.1

META FINANCIAL GROUP, INC.® DECLARES CASH DIVIDEND

Sioux Falls, S.D., May 23, 2017 (GLOBE NEWSWIRE) - Meta Financial Group, Inc.® (Nasdaq: CASH) (the “Company”) announced that the Company will pay a cash dividend of $0.13 per share for the third fiscal quarter of 2017. This dividend will be payable on July 3, 2017 to shareholders of record as of June 7, 2017.

At March 31, 2017, the Company had total assets of $3.99 billion and shareholders’ equity of $411.7 million.

This press release and other important information about the Company are available at metafinancialgroup.com.

About Meta Financial Group
Meta Financial Group, Inc. ("MFG") is the holding company for MetaBank®, a federally chartered savings bank. MFG shares are traded on the NASDAQ Global Select Market® under the symbol CASH. Headquartered in Sioux Falls, SD, MetaBank operates in both the Banking and Payments industries through: MetaBank, its traditional retail banking operation; Meta Payment Systems, its electronic payments division; AFS/IBEX, its insurance premium financing division; and Refund Advantage, EPS and SCS, its tax-related financial solutions divisions.

Media Contact:	Investor Relations Contact:
Katie LeBrun	Brittany Kelley Elsasser
Corporate Communications Director	Investor Relations
605.362.5140	605.362.2423
klebrun@metabank.com	bkelley@metabank.com